AFFINITY GOLD CORP.
7950 Main Street, Suite #217
Maple Gove, MN 55369

Symbol: AFYG - OTCBB

May 26, 2010
NEWS RELEASE

AFFINITY GOLD CORP. CORPORATE UPDATE

Maple Grove, Minnesota – May 26, 2010 – Affinity Gold Corp. (OTC-BB: AFYG) (“Affinity” or “the Company”) provides a corporate update on flagship project.

The Company continues to be optimistic in putting its flagship project into production once all the required funds are raised, equipment secured and environmental requirements are met and maintained.

The Company continues to work towards raising the remainder of the $750,000 it previously stated it requires to move forward.  The Company’s CEO, Paul Antoniazzi states, “I’m pleased to have raised the initial $245,000 through a private placement with an existing shareholder however the current circumstances and environment continue to present a challenge in raising the remaining funds needed.”

The Company will continue to work hard towards achieving its objectives in spite of the challenging environment for raising capital.  The capital raised will primarily go towards securing the necessary equipment and other resources to begin initial small-scale production.  In addition, the Company continues to work with the appropriate regulators and local authorities to ensure proper understanding of, and compliance with the, environmental impact requirements and procedures.

CEO Paul Antoniazzi goes on to state “we still believe that being in gold exploration and production are the places to be focused on with gold prices still expected to remain strong.”

About Affinity Gold Corp.:
Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of gold mineralization properties internationally. Affinity Gold Corp.’s current primary focus is gold exploration in Peru.

Through its 99.99% owned subsidiary AMR Project Peru, S.A.C., Affinity Gold Corp. is the owner of the mining concession title named “AMR Project” covering 500 hectares and the mining concession certificate as evidenced by Certificate No. 7996-2006-INACC-UADA granted to AMR by the Republic of Peru, National Institute of Concessions and Mining Cadastre on December 11, 2006 (the “Mining Concession Rights”).

www.affinitygold.com

CONTACT: Affinity Gold Corp., +1-763-424-4754, info@affinitygold.com

For further information please refer to the Company’s filings with the SEC on EDGAR available at www.sec.gov

FORWARD-LOOKING STATEMENTS
This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Affinity Gold Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.